Exhibit 21
Subsidiaries of Applica Incorporated

Name of Subsidiary		Jurisdiction of Incorporation
The following companies are direct or indirect wholly owned subsidiaries of Applica Incorporated:

1.	WD Delaware, Inc.	Delaware
2.	Windmere Holdings Corporation	Delaware
3.	HP Intellectual Corp.	Delaware
4.	Applica Consumer Products, Inc.	Florida
5.	Sandgate Services Limited	Hong Kong
6.	HP Delaware, Inc.	Delaware
7.	PPC Industries Ltd.	British Virgin Islands
8.	Applica Mexico Holdings, Inc.	Delaware
9.	HPG LLC	Delaware
10.	Household Products Chile Comercial Limitada	Chile
11.	Applica de Colombia Limitada	Colombia
12.	Applica de Venezuela, C.A.	Venezuela
13.	HP (BVI) Limited	British Virgin Islands
14.	HP Americas, Inc.	Delaware
15.	Remdale Investments Limited	British Virgin Islands
16.	Durable Electric Limited	Hong Kong
17.	Applica Durable Manufacturing Limited	Hong Kong
18.	Applica Asia Limited	Hong Kong
19.	Maanring Holding B.V.	Netherlands
20.	Tofino Investment Limited	British Virgin Islands
21.	Applica Manufacturing, S. de R.L. de C.V.	Mexico
22.	Applica de Mexico, S. de R.L. de C.V.	Mexico
23.	Applica Canada Corporation	Nova Scotia
24.	Dubel Industrial Limited	Hong Kong
25.	Novotek Limited	Hong Kong
26.	Applica Durable Electric Limited	Hong Kong
27.	Corporacion Applica de Centro America, Ltda.	Costa Rica

The following companies are directly or indirectly 50% owned by Applica Incorporated or its subsidiaries:

28.	Anasazi Partners, L.P. (in liquidation)	Massachusetts
29.	Freshflush LLC	Florida